UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Stinson, Terry Dean
   5400 Miramar Lane
   Colleyville, TX  76034
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership        7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct        Indirect
                             Date        Code                  A                Beneficially   (D) or              Beneficial
                             (Month/                           or               Owned at       Indirect            Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
------------------------------------------------------------------------------------------------------------------------------------





                                                           1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                     ----------------------------------------------------------------------
                               Security                       Code  V   A                D         Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $16.3650        5/20/02        A     V   11,348                     (1)               12/14/08
(right to purchase)



Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-   (7)Title and Amount                 (8)Price   (9)Number of  (10)Ownership   (11)Nature of
Security                       action     of Underlying                       of Deri    Derivative    Form of         Indirect
                               Date       Securities                          vative     Securities    Derivative      Beneficial
                                          ----------------------------------             Security      Beneficially    Security or
                                                                   Amount or             Owned at      Direct (D) or   Ownership
                                                                   Number of             End of Month  Indirect (I)
                                          Title                    Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     5/20/02    Common Stock, par        11,348                11,348        D
(right to purchase)                       value $0.01 per share



Explanation of Responses:

(1)  The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.

-Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Terry Dean Stinson
DATE 6/7/02